Exhibit 99.1

Sensus Healthcare Reports First Quarter 2024 Financial Results With Revenues up More than Three-fold

•	Revenues of $10.7 million, compared with $3.4 million in the prior-year quarter; Adjusted EBITDA (a non-GAAP measure) of $3.0 million, compared with negative $2.7 million in the prior-year quarter
•	Launched the “Fair Deal Agreement” recurring revenue program to provide an equipment placement option and complement the fair market value lease program for SRT systems

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (May 9, 2024) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological conditions, announces financial results for the three months ended March 31, 2024.

Highlights from the first quarter of 2024 and recent weeks include the following (all comparisons are with the first quarter of 2023, unless otherwise noted):

•	Revenues were $10.7 million, compared with $3.4 million, an increase of 214%, reflecting higher superficial radiotherapy (SRT and IG-SRT) unit sales
•	Shipped 26 systems, compared with 10 systems
•	Net income was $2.3 million, or $0.14 per diluted share, compared with a net loss of $1.9 million, or $0.12 per share
•	Ended the quarter with $14.7 million in cash and cash equivalents, and no debt
•	Accounts receivable as of March 31, 2024 were $19.6 million, compared with $10.6 million as of December 31, 2023
•	Continued to build inventories to prepare for anticipated customer demand
•	Launched “Fair Deal Agreement” recurring revenue program for the SRT-100 Vision™ (IG-SRT)
•	Showcased all products and services at the Winter Clinical and South Beach Symposium, and at the American Academy of Dermatology Annual Meeting
•	Engaged CureRays to provide oversight and supervision for customers involved with the recurring revenue program and to enhance patient safety; CureRays will also conduct clinical studies to expand indications for SRT, beginning with inflammatory diseases
•	Issued a U.S. patent for SRT-100 Vision System (IG-SRT) treatment planning capabilities
•	Sold first SRT-100 Vision System (IG-SRT) in Asia, to Far Eastern Memorial Hospital in Taiwan
•	Made first commercial sale of an SRT-100 for veterinary use outside the U.S., to Chavat Da’at, the Veterinary Specialist Referral Center Knowledge Farm at Beit Verl College in Tel Aviv, to provide a gentler radiotherapy option to treat tumors in dogs and cats

Management Commentary

“Our first quarter financial results were strong as we more than tripled revenues compared with the 2023 quarter and achieved a substantial profit, reversing last year’s net loss as customers adjust to macroeconomic conditions,” said Joe Sardano, Chairman and Chief Executive Officer of Sensus Healthcare. “This performance reflects continued business momentum as customers recognize the importance to their patients of SRT, a non-invasive and highly efficacious modality to treat non-melanoma skin cancer, while benefitting from a choice in sales options, including our new Fair Deal Agreement to complement our proven fair market value lease program.

“We showcased our Fair Deal Agreement program at three important trade conferences during the quarter, including the Winter Clinical and South Beach Symposium, and the American Academy of Dermatology Annual Meeting. We enjoyed excellent booth traffic at all three events. The Fair Deal Agreement is a recurring revenue program that addresses the customer’s need to use capital in other areas of growing their business, and facilitates what we believe is a compelling economic model. This new offering continues to gain traction with more and more interest each and every day. Under this program, the more patients treated with SRT-100 Vision, the more revenue to the practice. It’s that simple. The Fair Deal Agreement includes the work of CureRays to provide oversight to facilitate the utmost efficiency and effectiveness of the dermatology practice.”

Mr. Sardano added, “In addition to launching the Fair Deal Agreement, at these trade shows we also showcased the state-of-the-art capabilities embedded in the SRT-100 Vision. These include our newly patented proprietary technology covering 33 individual claims. The patent describes technology that’s essentially a treatment-planning system made possible by fusing a radiation therapy device with high-frequency ultrasound, permitting seamless operation with the Fair Deal Agreement program.

“Between interest in the new technology and our new sales offering, we have assembled a significant pipeline of potential customers, so much so that we built further inventory to satisfy anticipated demand,” Mr. Sardano continued. “That said, we highly value our existing customers and continue to work with them to expand SRT to additional clinics nationwide.

“Our goal is to make SRT the standard of care for treating non-melanoma skin cancer and keloids. We believe we have barely penetrated this market and see plenty of room for growth, both in the U.S. and around the world, as evidenced by recent progress in Taiwan,” Mr. Sardano concluded.

First Quarter Financial Results

Revenues for the first quarter of 2024 were $10.7 million, compared with $3.4 million for the first quarter of 2023, an increase of $7.3 million, or 215%. The increase was primarily driven by a higher number of SRT systems sold to a large customer.

Cost of sales was $4.0 million for the first quarter of 2024, compared with $1.8 million for the prior-year quarter, an increase of $2.2 million, or 122%. The increase was primarily related to a higher number of units sold.

Gross profit for the first quarter of 2024 was $6.7 million, or 62.5% of revenues, compared with $1.6 million, or 47.5% of revenues, for the first quarter of 2023, an increase of $5.1 million, or 319%. The increase was primarily driven by the increased number of units sold.

Selling and marketing expense was $1.3 million for the first quarter of 2024, compared with $2.1 million for the prior-year quarter, a decrease of $0.8 million, or 38%. The decrease was primarily attributable to a decline in marketing expense, headcount and tradeshow costs.

General and administrative expense was $1.6 million for the first quarter of 2024, compared with $1.4 million for the first quarter of 2023, an increase of $0.2 million, or 14%. The increase was primarily due to higher professional fees and compensation.

Research and development expense was $0.9 million for the first quarter of 2024, compared with $1.1 million for the first quarter of 2023, a decrease of $0.2 million, or 18%. The decrease reflects the completion of development of a drug delivery system for the aesthetic market.

Other income of $0.2 million for the first quarter of 2024 was mostly related to interest income, and was unchanged from the prior-year quarter.

Net income for the first quarter of 2024 was $2.3 million, or $0.14 per diluted share, compared with a net loss of $1.9 million, or $0.12 per share, for the first quarter of 2023.

Adjusted EBITDA for the first quarter of 2024 was $3.0 million, compared with negative $2.7 million for the first quarter of 2023. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $14.7 million as of March 31, 2024, compared with $23.1 million as of December 31, 2023. The Company had no outstanding borrowings under its revolving line of credit. Accounts receivable were $19.6 million as of March 31, 2024, compared with $10.6 million as of December 31, 2023. Prepaid inventory was $3.7 million, compared with $3.0 million, and inventories were $14.7 million, compared with $11.9 million, reflecting preparations for higher expected unit sales and placements in 2024.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended
	March 31,
(in thousands)	2024	2023
Net income (loss), as reported	$2,274	$(1,894)
Add:
Depreciation and amortization	70	72
Stock compensation expense	91	143
Income tax expense (benefit)	827	(802)
Interest income, net	(214)	(243)
Adjusted EBITDA, non GAAP	$3,048	$(2,724)

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss financial results for the 2024 first quarter, provide a business update and answer questions. To access the conference call, dial 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). The call will be webcast live and can be accessed at this link, or in the Investors section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available until June 9, 2024 and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International), using replay code 9785929. An archived webcast of the call will also be available in the Investors section of the Company’s website.

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT and IG-SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise, and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ’‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this press release, as a result of the following factors, among others: our ability to maintain profitability; our ability to sell the number of SRT units we anticipate for the balance of 2024; the possibility that inflationary pressures continue to impact our sales; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; the performance of the Company’s information technology systems and its ability to maintain data security; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

To date, we do not expect that the Middle East conflict, the Russian invasion of Ukraine and global geopolitical uncertainty have had any particular impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,
(in thousands, except share and per share data)	2024	2023
	(unaudited)	(unaudited)
Revenues	$10,663	$3,414
Cost of sales	4,001	1,792
Gross profit	6,662	1,622
Operating expenses:
Selling and marketing	1,270	2,099
General and administrative	1,579	1,364
Research and development	926	1,098
Total operating expenses	3,775	4,561
Income (loss) from operations	2,887	(2,939)
Other income:
Interest income, net	214	243
Other income, net	214	243
Income (loss) before income tax	3,101	(2,696)
Provision for (benefit from) income tax	827	(802)
Net Income (loss)	$2,274	$(1,894)
Net income (loss) per share – basic	$0.14	$(0.12)
– diluted	$0.14	$(0.12)
Weighted average number of shares used in computing net income (loss) per share – basic	16,294,970	16,245,343
– diluted	16,318,047	16,245,343

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31,	As of December 31,
(in thousands, except shares and per share data)	2024	2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$14,728	$23,148
Accounts receivable, net	19,625	10,645
Inventories	14,720	11,861
Prepaid inventory	3,671	2,986
Other current assets	1,169	888
Total current assets	53,913	49,528
Property and equipment, net	633	464
Deferred tax asset	1,313	2,140
Operating lease right-of-use assets, net	726	774
Other noncurrent assets	688	804
Total assets	$57,273	$53,710
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$3,703	$2,793
Product warranties	594	538
Operating lease liabilities, current portion	191	187
Income tax payable	37	37
Deferred revenue, current portion	948	657
Total current Liabilities	5,473	4,212
Operating lease liabilities, net of current portion	553	596
Deferred revenue, net of current portion	40	60
Total liabilities	6,066	4,868
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $0.01 par value – 50,000,000 authorized; 16,925,595 issued and 16,392,671 outstanding at March 31, 2024; 16,907,095 issued and 16,374,171 outstanding at December 31, 2023	169	169
Additional paid-in capital	45,496	45,405
Treasury stock, 532,924 shares at cost, at March 31, 2024 and December 31, 2023	(3,519)	(3,519)
Retained earnings	9,061	6,787
Total stockholders’ equity	51,207	48,842
Total liabilities and stockholders’ equity	$57,273	$53,710